EXHIBIT 99.8

                         ADT AUTOMOTIVE HOLDINGS, INC.
                            Delaware Trust Building
                         902 Market Street, 13th Floor
                          Wilmington, Delaware  19801



                               January 29, 1997



Mr. Michael J. Richardson
103 Rolling Mill Road
Old Hickory, Tennessee  37138

Dear Mike:

               I refer to the Employment Agreement dated as of November 30, 1993 between you and ADT Automotive Holdings, Inc., the Term of which is presently in a one year extension which will end July 31, 1997. The Employment Agreement provides that the Term will be extended for an additional one year period thereafter unless either party shall have given the other notice of intention not to extend the term six months before July 31, 1997.

               This letter is to evidence your and our agreement that your time to give the Company notice of your intention not to further extend the Term is hereby extended to and including April 30, 1997.

               Except as modified herein, the Employment Agreement is in all respects ratified and affirmed.


                                    Very truly yours,

                                    ADT AUTOMOTIVE HOLDINGS, INC.


                                    By:  /s/ S.J. Ruzika
                                         ------------------------------
                                         Stephen J. Ruzika, Director

ACCEPTED:

/s/ Michael J. Richardson
------------------------------
Michael J. Richardson